Exhibit 99.2

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2019 for the Apollo Operating Group on a historical basis and as adjusted to give effect to this offering and the use of proceeds therefrom. You should read this table in conjunction with the section titled “Unaudited Reconciliation of Financial Data” included in this offering memorandum, and with the financial statements and the related notes and reconciliations incorporated by reference in this offering memorandum.

	As of March 31, 2019
	Actual	As Adjusted
	(dollars in millions)
4.000% Senior Notes Due 2024	$496.7		$496.7
4.400% Senior Notes due 2026	496.3		496.3
5.000% Senior Notes due 2048	296.4		296.4
Existing notes	544.7		544.7
New notes offered hereby(1)	—
Revolving Facility(2)	—		—
2014 AMI Term Facilities	32.6		32.6
2016 AMI Term Facility	37.2		37.2
Series A Preferred Shares	264.4		264.4
Series B Preferred Shares	289.8		289.8
Accumulated deficit	1,006.1		1,006.1
Accumulated other comprehensive loss	(4.8)		(4.8)
Non-controlling interests in consolidated entities	5.5		5.5
Non-controlling interests in Apollo Operating Group	847.6		847.6

Total capitalization	$4,312.5	$

(1)

As adjusted reflects gross proceeds of $          million, net of original issue discount of approximately $          million. The discount will be amortized into interest expense over the term of the notes, resulting in the accretion of $          million to par value of $          million.

(2)	As of March 31, 2019, we had no outstanding borrowings under the revolving facility.

RECENT DEVELOPMENT

APH Finance 1, LLC, an indirect subsidiary of Apollo Global Management, LLC, priced an offering of $325,000,000 aggregate principal amount of its 4.77% Series A Senior Secured Guaranteed Notes due 2039 (the “Series A Notes”) in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. The issuance and sale of the Series A Notes are subject to the satisfaction of certain customary terms and conditions.